EXHIBIT 99.1

Press Release

For Immediate Release

Contact: Bruce Walsh, Executive Vice-President and Chief Financial Officer

(401) 847-5500

Newport Bancorp, Inc. Reports Results for Second Quarter and Year to Date 2012

Newport, Rhode Island, July 20, 2012. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced second quarter earnings for 2012. For the quarter ended June 30, 2012, the Company reported net income of $253,000, or $0.08 per share (basic and diluted), compared to $439,000, or $0.13 per share (basic and diluted), for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the Company reported net income of $655,000, or $0.20 per share (basic and diluted), compared to $740,000, or $0.22 per share (basic and diluted), for the six months ended June 30, 2011.

During the first six months of 2012, the Company’s assets increased by $12.6 million, or 2.8%, to $466.6 million. The increase in assets was primarily concentrated in net loans, which increased by $15.3 million, or 4.4%, partially offset by a $3.3 million, or 10.8%, decrease in cash and cash equivalents. The decrease in cash and cash equivalents is due to an increase in loan originations, partially offset by an increase in deposits and borrowings. The loan portfolio increase was attributable to increases in one-to-four family residential mortgages (an increase of $18.0 million, or 8.7%), commercial mortgages (an increase of $432,000, or 0.4%), commercial loans (an increase of $228,000, or 20.4%) and consumer loans (an increase of $148,000, or 37.1%), offset by decreases in home equity loans and lines (a decrease of $1.3 million, or 6.6%), and construction loans (a decrease of $2.3 million, or 45.3%).

Deposit balances increased by $7.0 million, or 2.6%. The increase in deposits was primarily due to increases in NOW/Demand accounts (an increase of $11.1 million, or 9.8%) and savings accounts (an increase of $3.2 million, or 9.8%), partially offset by decreases in money market accounts (a decrease of $5.9 million, or 12.1%) and time deposit accounts (a decrease of $1.3 million, or 1.9%).

Total stockholders’ equity at June 30, 2012 was $52.5 million compared to $51.7 million at December 31, 2011. The increase was primarily attributable to net income and stock-based compensation credits.

Net interest income was $3.4 million and $3.8 million for the quarters ended June 30, 2012 and June 30, 2011, respectively. Net interest income for the six months ended June 30, 2012 was $7.0 million, compared to $7.6 million for six months ended June 30, 2011, a decrease of $583,000, or 7.7%. The decrease in net interest income for the three and six months ended June 30, 2012 was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in the expense from deposits and borrowings.

The average yield on interest-earning assets for the second quarter of 2012 was 4.67%, compared to 5.31% for the same period in 2011. This decline in the yield was partially offset by an increase in the average balance of interest-earning assets, resulting in a decrease of $537,000 of income earned on such assets. The average balance of interest-bearing deposits increased $4.8 million for the second quarter of 2012 compared to the second quarter of 2011, as the average cost of interest-bearing deposits decreased by 32 basis points, resulting in a $175,000 decrease in interest expense on such deposits. The average cost of interest-bearing liabilities decreased to 1.56% for the quarter ended June 30, 2012 from 1.80% for the quarter ended June 30, 2011. The Company’s second quarter 2012 interest rate spread decreased to 3.11% from 3.51% in the second quarter of 2011, a decrease of 40 basis points.

The average yield on interest-earning assets for the six months ended June 30, 2012 was 4.83%, compared to 5.32% for the same period in 2011. This decline in the yield was partially offset by an increase in the average balance of interest-earning assets, resulting in a decrease of $958,000 of income earned on such assets. The average balance of interest-bearing deposits increased $2.8 million for the first six months of 2012 compared to the first six months of 2011, as the average cost of interest-bearing deposits decreased by 32 points, resulting in a $350,000 decrease in interest expense on such deposits. The average cost of interest-bearing liabilities decreased to 1.59% for the six months ended June 30, 2012 from 1.81% for the six months ended June 30, 2011. For the six months ended June 30, 2012, the interest rate spread decreased to 3.24% from 3.51% for the 2011 period, a decrease of 27 basis points.

Non-performing assets totaled $6.8 million, or 1.47% of total assets, at June 30, 2012, compared to $2.7 million, or 0.61% of total assets, at December 31, 2011. Non-performing assets at June 30, 2012 consisted of eleven commercial real estate mortgage loans totaling $4.9 million, three one-to-four family residential real estate mortgage loans totaling $1.1 million, one home equity loan totaling $57,000, and $715,000 of foreclosed real estate. Net charge-offs were $351,000 and $246,000 for the quarters ended June 30, 2012 and 2011, respectively. Net charge-offs for the six month periods ended June 30, 2012 and 2011 amounted to $662,000 and $507,000, respectively. The loan loss provision for the three and six months ended June 30, 2012 was $341,000 and $622,000, respectively, compared to $207,000 and $522,000 for the three and six months ended June 30, 2011, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision increased during the first half of 2012 compared to the first half of 2011 due to an increase in the loan portfolio, non-performing and problem loans and charge-offs.

Non-interest income for the three and six months ended June 30, 2012 totaled $585,000 and $1.1 million, respectively, compared to $605,000 and $1.2 million for the three and six months ended June 30, 2011, respectively. The $20,000, or 3.3%, decrease in non-interest income for the quarter ended June 30, 2012 from the quarter ended June 30, 2011 is due primarily to the $16,000 decrease in customer service fees. The $31,000, or 2.7%, decrease in non-interest income for the six months ended June 30, 2012 when compared to the same period in 2011 is due to a $22,000 decrease in customer service fees, a $6,000 decrease in bank-owned life insurance income and a $3,000 decrease in miscellaneous income.

Non-interest expenses totaled $3.3 million for the quarter ended June 30, 2012 compared to $3.5 million for the quarter ended June 30, 2011. The decrease between periods is attributable to decreases in salaries and employee benefits, marketing costs, FDIC insurance costs and other general and administrative expenses, partially offset by increases in occupancy and equipment, data processing fees and professional fees. For the six months ended June 30, 2012, non-interest expenses totaled $6.5 million, a decrease of $572,000, or 8.1%, compared to the same period in 2011. The decrease in non-interest expenses for the first six months of 2012 when compared to the first six months of 2011 is attributable to decreases in salaries and employee benefits, occupancy and equipment expense, marketing costs, FDIC insurance costs and other general and administrative expenses, partially offset by increases in data processing fees and professional fees. The decrease in salaries and benefits for both the three and six month periods is primarily due to a decrease in salary costs and a reduction in the stock-based compensation expense associated with option grants and restricted stock awards. The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2011 period compared to the 2012 period. The decrease in occupancy and equipment expense for the six month period is due to a milder winter during the beginning of 2012 compared to the beginning of 2011, which resulted in a decrease of operating costs associated with the maintenance of the Bank’s branches. The decrease in marketing costs is a result of a continued effort by management to reduce advertising and marketing expenses. The decrease in FDIC insurance was a result of the FDIC rulemaking that changed its assessment system for deposit insurance coverage from one based on domestic deposits to one based on consolidated total assets less tangible equity and revised the assessment rate schedule. The new rules, effective for the quarter ended June 30, 2011, resulted in a lower expense in deposit insurance coverage in the first six months of 2012 compared to the first six months of 2011. The decrease in other general and administrative expenses is primarily due to decreases in foreclosed real estate and stationery and office supply expenses. The increase in professional costs is due to an increase in legal expenses related to matters associated with problem loans.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2012	December 31, 2011
(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$ 22,436	$ 19,739
Short-term investments	5,295	11,335
Cash and cash equivalents	27,731	31,074

Securities held to maturity, at amortized cost	37,309	36,220
Federal Home Loan Bank stock, at cost	5,588	5,730
Loans	367,500	352,201
Allowance for loan losses	(3,669)	(3,709)
Loans, net	363,831	348,492
Premises and equipment	14,318	14,706
Accrued interest receivable	1,213	1,268
Net deferred tax asset	2,809	2,809
Bank-owned life insurance	11,276	11,088
Foreclosed real estate	715	839
Prepaid FDIC insurance	592	734
Other assets	1,172	949
Total assets	$466,554	$453,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$271,762	$264,769
Long-term borrowings	138,748	133,696
Accrued expenses and other liabilities	3,505	3,790
Total liabilities	414,015	402,255
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,390	50,282
Retained earnings	20,937	20,282
Unearned compensation (259,337 and 272,786 shares at
June 30, 2012 and December 31, 2011, respectively)	(2,235)	(2,413)
Treasury stock, at cost (1,375,861 shares and 1,371,943 shares)
at June 30, 2012 and December 31, 2011, respectively)	(16,602)	(16,546)
Total stockholders’ equity	52,539	51,654
Total liabilities and stockholders’ equity	$466,554	453,909

NEWPORT BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,432	$4,862	$8,991	$9,714
Securities	394	509	827	1,081
Other interest-earning assets	17	9	35	16
Total interest and dividend income	4,843	5,380	9,853	10,811

Interest expense:
Deposits	302	477	621	971
Short-term borrowings	—	—	—	3
Long-term borrowings	1,134	1,147	2,264	2,286
Total interest expense	1,436	1,624	2,885	3,260

Net interest income	3,407	3,756	6,968	7,551
Provision for loan losses	341	207	622	522

Net interest income, after provision for loan losses	3,066	3,549	6,346	7,029

Non-interest income:
Customer service fees	489	505	926	948
Bank-owned life insurance	89	92	188	194
Miscellaneous	7	8	14	17
Total non-interest income	585	605	1,128	1,159

Non-interest expenses:
Salaries and employee benefits	1,697	1,935	3,471	3,886
Occupancy and equipment	564	535	1,092	1,110
Data processing	400	366	802	761
Professional fees	183	152	336	286
Marketing	164	185	311	379
FDIC insurance	72	106	148	234
Other general and administrative	205	220	359	435
Total non-interest expenses	3,285	3,499	6,519	7,091
Income before income taxes	366	655	955	1,097

Provision for income taxes	113	216	300	357

Net income	$253	$439	$655	$740

Weighted-average shares outstanding:
Basic	3,317,471	3,314,598	3,315,234	3,311,609
Diluted	3,353,128	3,346,169	3,340,903	3,333,851

Earnings per share:
Basic	$.08	$.13	$.20	$.22
Diluted	$.08	$.13	$.20	$.22